Exhibit 10.1

1561 Buckeye Drive, Milpitas, CA  95035 USA
Phone (408) 383-7600 ● Fax (408) 383-7680 ●  www.proxim.com

January 15, 2009

[Employee name]

Re:           Reduction of Base Salary for First Quarter 2009

Dear ______________________:

This letter reflects the agreement between you and Proxim Wireless Corporation (including its affiliated companies) (“Proxim”) that your base salary during the period from January 15, 2009 through March 28, 2009 will be eighty-five percent (85%) of your base salary as in effect immediately prior to January 15, 2009.  Absent further agreement, your base salary will return to that previous level commencing March 29, 2009.

You and Proxim specifically agree that this is a temporary reduction of ordinary course base salary only and that commissions, bonuses, other incentive compensation, and other benefits will not be affected by this reduction.  Further, you and Proxim specifically agree that any amounts due to you upon termination of your employment (such as payment for accrued vacation and severance) will not be affected by this temporary reduction and would be calculated based on your base salary as of January 14, 2009, not the temporarily reduced amount.

You and Proxim agree that this letter agreement amends the terms of your employment relationship with Proxim.

Please sign below to indicate your agreement to the terms of this letter.

Very truly yours,

[Proxim signatory name and title]

Agreed:

________________________________
[name of employee]